Exhibit 10.2

Fisher Communications, Inc.

Summary of Non-Employee Director Cash Compensation Fees

Fisher Communications, Inc. non-employee directors receive the following cash compensation for their director service, effective May 9, 2012:

Amount ($)
Annual Board Retainer
Chairman	80,000
All other directors	30,000
Additional Annual Committee Chair Retainers
Audit Committee	10,000
Nominating & Corporate Governance Committee	5,000
Compensation Committee	7,500
Board Meeting Fees (per meeting attended)	1,000
Committee Meeting Fees (per meeting attended)	1,000